interCLICK, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT
EMPLOYEE

THIS STOCK OPTION AGREEMENT (the “Agreement”) entered into as of the____ day of _____ 2009 between interCLICK, Inc. (the “Company”) and _______ (the “Optionee”).

WHEREAS, pursuant to the authority of the Board of Directors (the “Board”), the Company has granted the Optionee the right to purchase the common stock of the Company pursuant to stock options granted under an equity incentive plan approved by the Board.

NOW THEREFORE, in consideration of the mutual covenants and promises hereafter set forth and for other good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.           Grant of Non-Qualified Options.  The Company irrevocably grants to the Optionee, as a matter of separate agreement and not in lieu of salary or other compensation for services, the right and option to purchase all or any part of an aggregate of __________ shares of authorized but unissued or treasury common stock of the Company (the “Options”) on the terms and conditions herein set forth.  The common stock shall be unregistered unless the Company voluntarily files a registration statement covering such shares with the Securities and Exchange Commission.  The Options are not intended to be Incentive Stock Options as defined by Section 422 of the Internal Revenue Code of 1986 (the “Code”).  This Agreement replaces any stock option agreement or offer letter previously provided to the Optionee, if any, with respect to the Options.

2.           Price.  The exercise price of the shares of common stock subject to the Options shall be $___________ per share.

3.           Vesting - When Exercisable.

(a)             The Options shall vest _________________________________, subject to the Optionee continuing to perform services for the Company in the capacity in which the grant was received on each applicable vesting date.  In lieu of fractional vesting, the number of Options shall be rounded up each time until fractional Options are eliminated.

(b)             Subject to Sections 3(c) and 4 of this Agreement, Options may be exercised prior to vesting and remain exercisable until 6:00 p.m. New York time on ________, 20____.

(c)             However, notwithstanding any other provision of this Agreement at the option of the Board, all Options, shall be immediately forfeited in the event the following events occur:

(1)           The Optionee is dismissed as an employee based upon fraud, theft, or dishonesty, which is reflected in a written or electronic notice given to the employee;

(2)           The Optionee purchases or sells securities of the Company without written authorization in accordance with the Company’s inside information guidelines then in effect;

(3)           The Optionee breaches any duty of confidentiality including that required by the Company’s inside information guidelines then in effect;

(4)           The Optionee competes with the Company during a period of one year following termination of employment by soliciting customers located within or otherwise where the Company is doing business within any state, or where the Company expects to do business within three months following termination, and  in this later event, the employee has actual knowledge of such plans;

(5)           The Optionee recruits Company personnel for another entity within 24 months following termination of employment;

(6)           The Optionee is unavailable for consultation after termination of the Optionee if such availability is a condition of any Agreement between the Company and the Optionee;

(7)           The Optionee fails to assign any invention or technology to the Company if such assignment is a condition of any agreement between the Company and the Optionee;

(8)           The Optionee acts in a disloyal manner to the Company; or

(9)           A finding by the Board that the employee has acted against the interests of the Company.

4.           Termination of Relationship.

(a)           If for any reason, except death or disability as provided below, the Optionee ceases to perform the services for which the Options were granted, all rights granted hereunder shall terminate effective three months from the date the Optionee ceases to perform such services, except as otherwise provided for herein.

(b)           If the Optionee shall die while performing services for the Company, his estate or any Transferee, as defined herein, shall have the right within one year from the date of death to exercise the Optionee’s vested Options subject to Section 3(c). For the purpose of this Agreement, “Transferee” shall mean a person to whom such shares are transferred by will or by the laws of descent and distribution.

(c)           If the Optionee becomes disabled while performing services for the Company within the meaning of Section 22(e)(3) of the Code, the three-month period referred to in Section 4(a) of this Agreement shall be extended to one year.

5.           Profits on the Sale of Certain Shares; Redemption.  If any of the events specified in Section 3(c) of this Agreement occur within one year from the last date the Optionee performed services for which the Options were granted (the “Termination Date”), all profits earned from the sale of the Company’s securities, including the sale of shares of common stock underlying Options, during the two-year period commencing one year prior to the Termination Date shall be forfeited and forthwith paid by the Optionee to the Company.  Further, in such event, the Company may at its option redeem shares of common stock acquired upon exercise of Options by payment of the exercise price to the Optionee.  The Company’s rights under this Section 5 do not lapse one year from the Termination Date but are a contract right subject to any appropriate statutory limitation period.

6.           Transfer.          No transfer of the Options by the Optionee by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the letters testamentary or such other evidence as the Board may deem necessary to establish the authority of the state and the acceptance by the Transferee or Transferees of the terms and conditions of the Options.

7.           Method of Exercise.  The Options shall be exercisable by a written notice which shall:

(a)           state the election to exercise the Options, the number of shares to be exercised, the person in whose name the stock certificate or certificates for such shares of common stock is to be registered, his address and social security number (or if more than one, the names, addresses and social security numbers of such persons);

(b)           contain such representations and agreements as to the holder’s investment intent with respect to such shares of common stock as set forth in Section 11 hereof;

(c)           be signed by the person or persons entitled to exercise the Options and, if the Options are being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Options; and

(d)           be accompanied by full payment of the purchase or exercise price in United States dollars in cash or by check.

The certificate or certificates for shares of common stock as to which the Options shall be exercised shall be registered in the name of the person or persons exercising the Options.

8.           Sale of Shares Acquired Upon Exercise of Options.  If the Optionee is an officer (as defined by Section 16(b) of the Securities Exchange Act of 1934 (“Section 16(b)”)), any shares of the Company’s common stock acquired pursuant to Options granted hereunder cannot be sold by the Optionee until at least six months elapse from the date of grant of the Options except in case of death or disability or if the grant was exempt from the short-swing profit provisions of Section 16(b).

9.           Adjustments.  Upon the occurrence of any of the following events, the Optionee’s rights with respect to Options granted to him hereunder shall be adjusted as hereinafter provided unless otherwise specifically provided in a written agreement between the Optionee and the Company relating to such Options:

(a)           If the shares of common stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of its common stock as a stock dividend on its outstanding common stock, the number of shares of common stock deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the exercise price per share to reflect such subdivision, combination or stock dividend.

(b)           If the Company is to be consolidated with or acquired by another entity pursuant to an acquisition, the Board of any entity assuming the obligations of the Company hereunder (the “Successor Board”) shall either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the shares then subject to such Options the consideration payable with respect to the outstanding shares of common stock in connection with the Acquisition; or (ii) terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Options over the exercise price thereof.

(c)           In the event of a recapitalization or reorganization of the Company (other than a transaction described in Section 9(b) above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of common stock, the Optionee upon exercising Options shall be entitled to receive for the purchase price paid upon such exercise, the securities he would have received if he had exercised his Options prior to such recapitalization or reorganization.

(d)           Except as expressly provided herein, no issuance by the Company of shares of common stock of any class or securities convertible into shares of common stock of any class shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options.  No adjustments shall be made for dividends or other distributions paid in cash or in property other than securities of the Company.

(e)           No fractional shares shall be issued and the Optionee shall receive from the Company cash in lieu of such fractional shares.

(f)           The Board or the Successor Board shall determine the specific adjustments to be made under this Section 9, and its determination shall be conclusive.  If the Optionee receives securities or cash in connection with a corporate transaction described in Section 9(a), (b) or (c) above as a result of owning such restricted common stock, such securities or cash shall be subject to all of the conditions and restrictions applicable to the restricted common stock with respect to which such securities or cash were issued, unless otherwise determined by the Board or the Successor Board.

10.           Necessity to Become Holder of Record.  Neither the Optionee, the Optionee’s estate, nor the Transferee have any rights as a shareholder with respect to any shares covered by the Options until such person shall have become the holder of record of such shares.  No adjustment shall be made for cash dividends or cash distributions, ordinary or extraordinary, in respect of such shares for which the record date is prior to the date on which he shall become the holder of record thereof.

11.           Conditions to Exercise of Options.  In order to enable the Company to comply with the Securities Act of 1933 (the “Securities Act”) and relevant state law, the Company may require the Optionee, the Optionee’s estate, or any Transferee as a condition of the exercising of the Options granted hereunder, to give written assurance satisfactory to the Company that the shares subject to the Options are being acquired for his own account, for investment only, with no view to the distribution of same, and that any subsequent resale of any such shares either shall be made pursuant to a registration statement under the Securities Act and applicable state law which has become effective and is current with regard to the shares being sold, or shall be pursuant to an exemption from registration under the Securities Act and applicable state law.

The Options are subject to the requirement that, if at any time the Board shall determine, in its discretion, that the listing, registration, or qualification of the shares of common stock subject to the Options upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with the issue or purchase of shares under the Options, the Options may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected.

12.           Duties of Company.  The Company will at all times during the term of the Options:

(a)           Reserve and keep available for issue such number of shares of its authorized and unissued common stock as will be sufficient to satisfy the requirements of this Agreement;

(b)           Pay all original issue taxes with respect to the issue of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith; and

(c)           Use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

13.           Severability.  In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

14.           Arbitration.  Any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in New York County, New York (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

15.           Benefit.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns.

16.           Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, or by facsimile delivery as follows:

The Optionee:	_____________________________
_____________________________
_____________________________

The Company:	interCLICK, Inc.
257 Park Avenue South, Suite 602
New York, NY 10010
Facsimile: (646) 558-1225

with a copy to:	Michael D. Harris, Esq.
Harris Cramer LLP
1555 Palm Beach Lakes Blvd., Suite 310
West Palm Beach, FL 33401
Facsimile: (561) 659-0701

or to such other address as either of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

17.           Attorney’s Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses.

18.           Governing Law.  This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the laws of the State of Delaware without regard to choice of law considerations.

19.           Oral Evidence.  This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

20.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

21.           Section or Paragraph Headings.  Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

IN WITNESS WHEREOF the parties hereto have set their hand and seals the day and year first above written.

interCLICK, INC.

____________________________________	By:	____________________________________
Name: Michael Mathews
Title: Chief Executive Officer

OPTIONEE:

____________________________________		____________________________________
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